January 13, 2014
Dear Fellow Shareholder:

By now you should have received the Joint Proxy Statement/Prospectus/Consent Solicitation and related proxy materials for our Special Meeting of Stockholders, to be held on February 13, 2014 at 10:00 a.m., local time.  At the Special Meeting we will consider and vote on our proposed Merger Agreement and related merger with TotipotentRX Corporation.

As a ThermoGenesis shareholder, you are specifically being asked to approve (1) the Agreement and Plan of Merger and Reorganization and related merger (2) a proposal to permit us to adjourn the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the first proposal.  Our Board of Directors unanimously determined that approval of the Merger Agreement and related merger is in the best interests of ThermoGenesis and its stockholders and recommends that you vote “FOR” the approval of the Merger Agreement and related merger.  As more fully explained in the Joint Proxy Statement/Prospectus, our Board of Directors asks you to consider the following key expected benefits of the merger before casting your vote:

•
Significant Value Creation.  The combined company, which will be named Cesca Therapeutics, will be positioned to more effectively access the regenerative medicine markets and to develop cell therapy products targeting major patient populations representing significantly larger market opportunities than Thermogenesis on a stand-alone basis. We believe this merger represents the greatest opportunity for us to create near and long-term shareholder value.

•
Practical, Commercializable Cell Therapies. The combined company will become one of the first companies to integrate the proven expertise of automating the processing of a patient’s own cells (ThermoGenesis) with the proven biological and clinical expertise in determining the right cell formulation and treatment for a particular clinical indication (TotiRX) at the patient’s bedside.  As such, we create a proprietary ability to deliver commercially viable, highly effective autologous (patient’s own cells) cell therapies to treat major diseases within the existing healthcare delivery system. We believe this combined capability is vital to success, yet unavailable in regenerative medicine today.

•
Ability to Rapidly and Cost-Effectively Implement New Clinical Trials.  The combined company will have the ability to rapidly initiate early clinical development of new cell therapies at its U.S. FDA-registered clinical research organization in India and generate high quality data at a fraction of the cost of clinical trials undertaken in the U.S. or Europe. Based upon pilot and phase I clinical trials completed to date in over 550 patients, the Company has established the safety of its therapies and early demonstrations of efficacy in eight clinical indications including osteoarthritis, avascular necrosis, cardiac and critical limb ischemia, using patient and regulator friendly autologous cells and at the bedside, in a 60-90 minute protocol.

Our Special Meeting is scheduled to be held on Thursday February 13, 2014 at 10:00 a.m., local time.    Your vote is important.  If you have not yet voted we strongly encourage you to VOTE TODAY.  If you have previously voted against the merger, Thermogenesis management would like to talk to you and ask you to re-evaluate your vote.  Please contact us with your name, phone number and the number of shares you own and a member of Thermogenesis’s senior executive team will contact you.  If you have previously voted FOR the merger we thank you for your support and no further action is necessary on your part.   A proxy card is enclosed for your convenience.  Please see the instructions on the enclosed proxy card for the methods that are available for you to cast your vote.  If you need assistance voting your shares or have any questions regarding the proposed Merger Agreement and related merger, please contact our proxy solicitor, Georgeson Inc., toll-free at (866) 203-9401.

In order to fully understand the value of this potential merger, please visit www.thermogenesis.com/company/investor-relations/videolibrary for a series of short videos in which
Matt Plavan, CEO of Thermogenesis, and Ken Harris, CEO of TotipotentRX
discuss TotipotentRX’s operations and the associated value of the proposed merger.

Thank you, in advance, for your prompt attention to this very important matter.

Sincerely,

/s/ Matthew Plavan
Matthew Plavan
Chief Executive Officer

Cautionary Statement

This document contains forward-looking statements. Such forward-looking statements include but are not limited to that the proposed merger will be consummated and that the resulting company will be able to become a fully integrated regenerate medicine company, to provide practical, commercializable cell therapies, to rapidly and cost-efficiently develop new clinical trial, to be positioned to commercialize in both developed and emerging markets and to create significant shareholder value. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors including the timing of proposed merger, the efficiency of integrating two companies, timing of FDA and foreign regulatory approvals as to products, changes in customer forecasts, our ability to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2014, and introduction of competitive products and other factors beyond our control could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2014. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk Factors” in our proxy statement/prospectus/consent solicitation and other reports we file with the SEC from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Additional Information and Where to Find It

In connection with the merger, ThermoGenesis has filed a registration statement (including a prospectus) on Form S-4 (File No. 333-19210) with the Securities and Exchange Commission. Holders of ThermoGenesis Common Stock and TotipotentRx Corporation common stock are urged to read the proxy statement/prospectus/consent solicitation and any other relevant documents because it contains important information about ThermoGenesis, TotipotentRx and the merger. A proxy statement has been sent to holders of our Common Stock and a proxy statement/prospectus/consent solicitation has been sent to holders of TotipotentRx Corporation common stock. The proxy statement/prospectus/consent solicitation and other documents relating to the proposed merger can be obtained free of charge from the SEC’s website atwww.sec.gov. These documents can also be obtained free of charge from ThermoGenesis upon written request to Thermogenesis, Investor Relations, 2711 Citrus Road Rancho Cordova, CA 95742. ThermoGenesis and its directors and executive officers may be deemed to be participants in ThermoGenesis’ solicitation of proxies from its shareholders in connection with the proposed merger. Information regarding the participants and their security holdings can be found in Thermogenesis’s proxy statement/prospectus/consent solicitation and Form 10-K for the year ended June 30, 2013, as amended, which are available from the SEC.

Non-Solicitation

This letter and the information contained herein shall not constitute an offer to sell, buy or exchange or the solicitation of an offer to sell, buy or exchange any securities, nor there any sale, purchase or exchange of securities in any jurisdiction in which such offer, solicitation, sale, purchase or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

How to Contact Thermogenesis:
ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com